EXHIBIT 10.1

AMENDMENT NO. 5 TO

CITIZENS & NORTHERN CORPORATION’S

1995 STOCK INCENTIVE PLAN

On December 20, 2018, the Board of Directors of Citizens & Northern Corporation (the “Corporation”) amended the Corporation’s 1995 Stock Incentive Plan by deleting paragraph 12 in its entirety and replacing it with a new paragraph 12 which reads as follows:

“12). TAX WITHHOLDING

(a)       The Corporation may withhold from any payment of cash or Stock to a Recipient pursuant to the Plan a cash amount or number of shares (based upon the Fair Market Value of such shares as of the date such withholding tax obligations are due) sufficient to satisfy any required withholding taxes, including the Recipient’s social security and Medicare taxes and federal, state and local income tax with respect to income arising from the payment of the award. The Corporation shall have the right to require the payment of any such taxes before delivering payment or issuing Stock pursuant to the award.

(b)       In connection with any grant of Qualified Options, Non-Qualified Options, Stock Appreciation Rights or Restricted Stock under the Plan, a Recipient shall have the right to elect to satisfy, in whole or in part, any required tax withholding obligations in connection with the issuance of shares of Stock earned under the Plan by requesting that the Corporation either:

(i) withhold shares of Stock otherwise issuable to the Recipient, or

(ii) by accepting delivery of shares of Stock previously owned by the Recipient.

In either case, the Fair Market Value of such shares of Stock will be determined as of the date such withholding tax obligations are due.

(c)       Notwithstanding any other provision hereof to the contrary, the Committee, in its sole discretion, may at any time suspend, terminate or disallow any or all entitlements to make the tax withholding election described in subparagraph (b) above.”